SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2003

_____________________

Commission file number	Exact name of Registrant as specified in its charter, State of incorporation, Address and Telephone number	IRS Employer Identification No.
1-14766	Energy East Corporation (A New York Corporation) P. O. Box 12904 Albany, New York 12212-2904 (518) 434-3049 www.energyeast.com	14-1798693
1-672	Rochester Gas and Electric Corporation (A New York Corporation) 89 East Avenue Rochester, New York 14649 (585) 546-2700	16-0612110

Not Applicable
(Former name or former address, if changed since last report.)

Item 5.  Other Events
(See report on Form 8-K for Energy East Corporation dated April 25, 2003.)

RG&E Cost Deferral Petition
On April 9, 2003, Rochester Gas and Electric Corporation (RG&E) filed with the New York State Public Service Commission (NYPSC) a petition requesting the deferral of costs for future recovery, including interest, related to restoration work as a result of a severe ice storm that began on April 3, 2003, and replacement power costs to be incurred in 2003 during a scheduled refueling outage for the Ginna nuclear generating station (Ginna). The costs are currently estimated to be in excess of $15 million for repairs required due to the ice storm and $16 million for the Ginna replacement power. In its petition, RG&E asked the NYPSC to provide emergency treatment of this request.

On April 29, 2003, RG&E received a responsive letter from the NYPSC indicating that RG&E's petition will be considered using the normal notice and comment period. The NYPSC's letter also indicated their history of allowing net prudent costs of this nature, that have a material effect on earnings, to be deferred and recovered from customers, and acknowledged that those costs are not currently included in RG&E's rates. Based on the NYPSC letter, RG&E believes that recovery is probable and, therefore, will defer those costs in accordance with generally accepted accounting principles, pending approval from the NYPSC, which is expected midyear.

The text of the NYPSC letter is attached as Exhibit 99-1.

Item 7.  Financial Statements and Exhibits

(c)  Exhibits
99-1	Text of NYPSC letter dated April 29, 2003.

Forward-looking Statements: This Form 8-K contains certain forward-looking statements that are based on management's current expectations and information that is currently available. Whenever used in this report, the words "estimate," "expect," "believe," "anticipate," or similar expressions are intended to identify such forward-looking statements. For a discussion of the risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Forward-looking Statements" in Energy East's and RG&E's Annual Report on Form 10-K for the year ended December 31, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 1, 2003	ENERGY EAST CORPORATION (Registrant) By /s/Robert D. Kump Robert D. Kump Vice President, Treasurer and Secretary
ROCHESTER GAS AND ELECTRIC CORPORATION (Registrant) By /s/Joseph J. Syta Joseph J. Syta Controller and Treasurer